QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.3

AGREEMENT OF SUBSTITUTION AND AMENDMENT OF RIGHTS
AGREEMENT

        This Agreement of Substitution and Amendment is entered into as of January 20, 2009, by and between IHS, Inc., a Delaware corporation (the "Company") and American Stock Transfer and Trust Company, LLC ("AST").

RECITALS

A.
On or about November 10, 2005, the Company entered into a Rights Agreements (the "Rights Agreement") with Computershare Trust Company, Inc. (the "Predecessor Agent") as rights agent.

B.
The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 19 of the Rights Agreement.

C.
The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
The Company hereby appoints AST as rights agent pursuant to Section 19 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

2.
AST hereby accepts the appointment as rights agent pursuant to Section 19 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.
From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

4.
Section 23 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:	IHS Inc. 15 Inverness Way East Englewood, CO 80112 Attention: Mr. Stephen Green Facsimile Number: (212) 850-8540
If to AST:	American Stock Transfer and Trust Company, LLC 59 Maiden Lane New York, NY 10038 Attention: Corporate Trust Department
5.
Except as expressly modified herein, the Right Agreement shall remain in full force and effect.

6.
This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same documents.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.

IHS Inc.

By:	/s/ M. Sean Radcliffe M. Sean Radcliffe Vice President, Chief Legal Counsel—Corporate Assistant Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli Paula Caroppoli Vice President

QuickLinks

  Exhibit 4.3
AGREEMENT OF SUBSTITUTION AND AMENDMENT OF RIGHTS AGREEMENT